Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FOURTH QUARTER AND YEAR ENDED 2022

ATLANTA, GA (January 23, 2023) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $13.2 million, or $0.52 per diluted share, for the fourth quarter of 2022, compared to $16.9 million, or $0.66 per diluted share, for the third quarter of 2022, and $17.4 million, or $0.68 per diluted share, for the fourth quarter of 2021. For the year ended December 21, 2022, the Company reported net income of $65.6 million, or $2.55 per diluted share, compared to $61.7 million, or $2.39 per diluted share, for the year ended December 31, 2021.

Fourth Quarter 2022 Highlights:

●	Annualized return on average assets was 1.54%, compared to 2.07% for the third quarter of 2022 and 2.33% for the fourth quarter of 2021.
●	Annualized return on average equity was 14.97%, compared to 20.56% for the third quarter of 2022 and 24.80% for the fourth quarter of 2021.
●	Efficiency ratio of 40.3%, compared to 36.4% for the third quarter of 2022 and 33.7% for the fourth quarter of 2021.
●	Total assets increased by $78.1 million, or 2.3%, to $3.43 billion from the previous quarter.
●	Total loans increased by $77.4 million, or 2.6%, to $3.06 billion from the previous quarter.
●	Total deposits increased by $96.0 million, or 3.7%, to $2.67 billion from the previous quarter.

Full Year 2022 Highlights:

●	Return on average assets was 2.06%, compared to 2.51% for 2021.
●	Return on average equity was 20.48%, compared to 23.55% for 2021.
●	Efficiency ratio of 36.3%, compared to 35.1% for 2021.
●	Total assets increased by $320.4 million, or 10.3%, to $3.43 billion from $3.11 billion at December 31, 2021.
●	Total loans increased by $550.6 million, or 22.0%, to $3.06 billion from $2.51 billion at December 31, 2021.
●	Total deposits increased by $403.8 million, or 17.8%, to $2.67 billion from $2.26 billion at December 31, 2021.

Results of Operations

Net Income

Net income was $13.2 million for the fourth quarter of 2022, a decrease of $3.7 million, or 22.0%, from $16.9 million for the third quarter of 2022. This decrease was primarily due to a decrease in net interest income of $838,000 and a decrease in noninterest income of $3.3 million, offset by a decrease in noninterest expense of $309,000 and a decrease in income tax expense of $649,000. Net income decreased by $4.3 million, or 24.5%, in the fourth quarter of 2022 compared to net income of $17.4 million for the fourth quarter of 2021. This decrease was due to a decrease in net interest income of $671,000 and a decrease in noninterest income of $5.7 million, offset by a decrease in provision for loan losses of $1.7 million, a decrease in noninterest expense of $133,000 and a decrease in provision for income taxes of $247,000.

Net income was $65.6 million for the year ended December 31, 2022, an increase of $3.9 million, or 6.3%, from $61.7 million for the year ended December 31, 2021. This increase was due to an increase in net interest income of $15.4 million and a decrease in provision for loan losses of $9.7 million, offset by a decrease in noninterest income of $14.6 million, an increase in noninterest expense of $1.9 million and an increase in provision for taxes of $4.7 million.

Net Interest Income and Net Interest Margin

Interest income totaled $43.9 million for the fourth quarter of 2022, an increase of $5.6 million, or 14.7%, from the previous quarter, primarily due to a $124.2 million increase in average loan balances coupled with a 39 basis points increase in the loan yield. As compared to the fourth quarter of 2021, interest income for the fourth quarter of 2022 increased by $13.1 million, or 42.4%, primarily due to an increase in average loan balances of $562.7 million coupled with a 57 basis points increase in the loan yield.

Interest expense totaled $15.0 million for the fourth quarter of 2022, an increase of $6.5 million, or 76.2%, from the previous quarter, primarily due to a 113 basis points increase in deposit costs and a 26 basis points increase in borrowing costs coupled with a $118.7 million increase in average interest-bearing deposits and a $27.7 million increase in average borrowings. As compared to the fourth quarter of 2021, interest expense for the fourth quarter of 2022 increased by $13.8 million, or 1,113.2%, due to a 234 basis points increase in deposit costs and a 175 basis points increase in borrowing costs coupled with a $419.1 million increase in average interest-bearing deposits.

The net interest margin for the fourth quarter of 2022 was 3.58% compared to 3.84% for the previous quarter, a decrease of 26 basis points. The yield on average interest-earning assets for the fourth quarter of 2022 increased by 49 basis points to 5.43% from 4.94% for the previous quarter, while the cost of average interest-bearing liabilities for the fourth quarter of 2022 increased by 98 basis points to 2.49% from 1.51% for the previous quarter. Average earning assets increased by $130.9 million from the previous quarter, primarily due to an increase in average loans of $124.2 million and an increase in average total investments of $6.7 million. Average interest-bearing liabilities increased by $146.4 million from the previous quarter as average interest-bearing deposits increased by $118.7 million and average borrowings increased by $27.7 million.

As compared to the same period in 2021, the net interest margin for the fourth quarter of 2022 decreased by 57 basis points to 3.58% from 4.15%, primarily due to a 225 basis point increase in the cost of average interest-bearing liabilities of $2.39 billion, offset by a 111 basis point increase in the yield on average interest-earning assets of $3.21 billion. Average earning assets for the fourth quarter of 2022 increased by $376.5 million from the fourth quarter of 2021, primarily due to a $562.7 million increase in average loans, offset by a $186.0 million decrease in average interest-earning cash accounts. Average interest-bearing liabilities for the fourth quarter of 2022 increased by $357.1 million from the fourth quarter of 2021, driven by an increase in average interest-bearing deposits of $419.1 million, offset by a decrease in average borrowings of $62.0 million.

Noninterest Income

Noninterest income for the fourth quarter of 2022 was $1.8 million, a decrease of $3.3 million, or 64.8%, from the third quarter of 2022, primarily due to lower mortgage loan fees, lower gains on sale of Small Business Administration (“SBA”) loans and a significant decrease in SBA servicing income. Mortgage loan originations totaled $88.0 million during the fourth quarter 2022 compared to $255.7 million during the third quarter of 2022. During the fourth quarter of 2022, we recorded a $1.2 million fair value adjustment charge on our SBA servicing asset which had a $0.04 per share impact on our diluted earnings per share for the quarter.

Compared to the same period in 2021, noninterest income for the fourth quarter of 2022 decreased by $5.7 million, or 76.1%, primarily due to much lower gains on sale of SBA loans, mortgage loan fees and mortgage and SBA servicing income.

Noninterest income for the year ended December 31, 2022 totaled $19.2 million, a decrease of $14.6 million, or 43.2%, from the year ended December 31, 2021, primarily due to lower mortgage loan fees from lower volume, gains on sale of SBA loans and SBA servicing income, offset by increases in gains on sale of mortgage loans, service charges on deposit accounts and other income. Beginning in the second quarter of 2022, we elected to stop selling the guaranteed portion of our SBA loans since the sales premiums offered by third party investors had significantly declined compared to prior year. As of December 31, 2022, approximately $137.8 million of the $299.3 million of SBA loan balances outstanding on our books had SBA guarantees. During the year ended December 31, 2022, we also recorded a $3.1 million fair value adjustment charge on our SBA servicing asset compared to a $619,000 fair value gain during the year ended December 31, 2021. Mortgage loan originations totaled $833.6 million during the year ended December 31, 2022 compared to $1.20 billion during the year ended December 31, 2021. Mortgage loan sales totaled $94.9 million during the year ended December 31, 2022 compared to no mortgage loan sales during the year ended December 31, 2021.

Noninterest Expense

Noninterest expense for the fourth quarter of 2022 totaled $12.4 million, a decrease of $309,000, or 2.4%, from $12.7 million for the third quarter of 2022. This decrease was primarily attributable to lower commissions from lower loan volume and lower loan and other real estate owned related expenses, partially offset by higher employee salaries and benefits. Compared to the fourth quarter of 2021, noninterest expense during the fourth quarter of 2022 decreased by $133,000, or 1.1%, primarily due to lower commissions, FDIC deposit insurance premiums, and loan related expenses, partially offset by higher employee salaries and benefits.

Noninterest expense for the year ended December 31, 2022 totaled $50.4 million, an increase of $1.9 million, or 4.0%, from $48.4 million for the year ended December 31, 2021. This increase was primarily attributable to higher employee salaries and benefits, FDIC deposit insurance premiums, professional fees, communication expenses and fair value losses on our equity investments, offset by lower commissions due to lower loan volume, occupancy and equipment expenses, and loan and other real estate owned related expenses.

The Company’s efficiency ratio was 40.3% for the fourth quarter of 2022 compared to 36.4% and 33.7% for the third quarter of 2022 and fourth quarter of 2021, respectively. For the year ended December 31, 2022, the efficiency ratio was 36.3% compared with 35.1% for the year ended December 31, 2021.

Income Tax Expense

The Company’s effective tax rate for the fourth quarter of 2022 was 32.6%, compared to 29.3% for the third quarter of 2022 and 27.5% for the fourth quarter of 2021. The effective tax rate for the year ended December 31, 2022 was 28.1% compared to 25.3% for the year ended December 31, 2021. The elevated effective tax rate during the fourth quarter of 2022, as well as the year ended December 31, 2022, was due to the re-allocation of state income tax apportionment schedules for prior year’s tax returns.

Balance Sheet

Total Assets

Total assets were $3.43 billion at December 31, 2022, an increase of $78.1 million, or 2.3%, from $3.35 billion at September 30, 2022, and an increase of $320.4 million, or 10.3%, from $3.11 billion at December 31, 2021. The $78.1 million increase in total assets at December 31, 2022 compared to September 30, 2022 was primarily due to increases in loans of $77.4 million and federal funds sold of $12.9 million, partially offset by a decrease in cash and due from banks of $13.1 million. The $320.4 million increase in total assets at December 31, 2022 compared to December 31, 2021 was primarily due to increases in loans of $550.6 million, federal funds sold of $19.7 million, bank owned life insurance of $9.7 million and other assets of $32.4 million, partially offset by a $281.6 million decrease in cash and due from banks.

Loans

Loans held for investment were $3.06 billion at December 31, 2022, an increase of $77.4 million, or 2.6%, compared to $2.98 billion at September 30, 2022, and an increase of $550.6 million, or 22.0%, compared to $2.51 billion at December 31, 2021. The increase in loans at December 31, 2022 compared to September 30, 2022 was primarily due to a $48.6 million increase in commercial real estate loans, a $32.2 million increase in residential mortgages and a $480,000 increase in commercial and industrial loans, offset by a $3.5 million decrease in construction and development loans. Included in commercial and industrial loans are PPP loans totaling $713,000 as of December 31, 2022. PPP loans totaled $1.6 million as of September 30, 2022 and $31.0 million as of December 31, 2021. There were no loans classified as held for sale at December 31, 2022, September 30, 2022 or December 31, 2021.

Deposits

Total deposits were $2.67 billion at December 31, 2022, an increase of $96.0 million, or 3.7%, compared to total deposits of $2.57 billion at September 30, 2022, and an increase of $403.8 million, or 17.8%, compared to total deposits of $2.26 billion at December 31, 2021. The increase in total deposits at December 31, 2022 compared to September 30, 2022 was due to a $203.5 million increase in time deposits, a $22.3 million increase in interest-bearing demand deposits and a $9.7 million increase in noninterest-bearing deposits, offset by a $136.4 million decrease in money market accounts and a $3.2 million decrease in savings accounts.

Noninterest-bearing deposits were $612.0 million at December 31, 2022, compared to $602.2 million at September 30, 2022 and $592.4 million at December 31, 2021. Noninterest-bearing deposits constituted 22.9% of total deposits at December 31, 2022, compared to 23.4% at September 30, 2022 and 26.2% at December 31, 2021. Interest-bearing deposits were $2.05 billion at December 31, 2022, compared to $1.97 billion at September 30, 2022 and $1.67 billion at December 31, 2021. Interest-bearing deposits constituted 77.1% of total deposits at December 31, 2022, compared to 76.6% at September 30, 2022 and 73.8% at December 31, 2021.

Asset Quality

The Company recorded a credit provision for loan losses of $1.2 million during the fourth quarter of 2022, compared to a $1.7 million credit provision recorded during the third quarter of 2022 and a $546,000 provision expense recorded during the fourth quarter of 2021. The credit provision recorded during the fourth quarter of 2022 was due to the continued release of additional reserves allocated for the uncertainties in our loan portfolio caused by the ongoing COVID-19 pandemic. Annualized net charge-offs to average loans for the fourth quarter of 2022 was a net recovery of 0.01%, compared 0.00% for the third quarter of 2022 and net charge-offs of 0.01% for the fourth quarter of 2021. The Company implemented the provisions of the current expected credit losses accounting standard issued by the Financial Accounting Standards Board in the Accounting Standards Update No. 2016-13 on January 1, 2023. The allowance for loan losses was accounted for under the incurred loss model as of December 31, 2022.

Nonperforming assets totaled $24.5 million, or 0.71% of total assets, at December 31, 2022, a decrease of $8.0 million from $32.5 million, or 0.97% of total assets, at September 30, 2022, and an increase of $9.1 million from $15.4 million, or 0.50% of total assets, at December 31, 2021. The decrease in nonperforming assets at December 31, 2022 compared to September 30, 2022 was due to a $7.6 million decrease in nonaccrual loans and a $518,000 decrease in accruing troubled debt restructurings, offset by a $180,000 increase in loans past due ninety days and still accruing.

Allowance for loan losses as a percentage of total loans was 0.45% at December 31, 2022, compared to 0.50% at September 30, 2022 and 0.67% at December 31, 2021. Allowance for loan losses as a percentage of nonperforming loans was 68.88% at December 31, 2022, compared to 53.25% and 143.69% at September 30, 2022 and December 31, 2021, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 19 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, elevated interest rates and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; the impact of the ongoing COVID-19 pandemic and related variants on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; changes in the interest rate environment, including changes to the federal funds rate; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; interest rate fluctuations, which could have an adverse effect on the Company’s profitability; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; the effects of war or other conflicts including the impacts related to or resulting from Russia’s military action in Ukraine; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the ongoing COVID-19 pandemic and related variants. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President	Chief Financial Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2022	2022	2022	2022	2021	2022	2021
Selected income statement data:
Interest income	$43,945	$38,297	$33,025	$31,953	$30,857	$147,220	$108,741
Interest expense	14,995	8,509	2,805	1,300	1,236	27,609	4,572
Net interest income	28,950	29,788	30,220	30,653	29,621	119,611	104,169
Provision for loan losses	(1,168)	(1,703)	—	104	546	(2,767)	6,929
Noninterest income	1,794	5,101	4,653	7,656	7,491	19,204	33,803
Noninterest expense	12,379	12,688	13,119	12,179	12,512	50,365	48,424
Income tax expense	6,392	7,011	5,654	6,597	6,609	25,624	20,918
Net income	13,171	16,893	16,100	19,429	17,445	65,593	61,701
Per share data:
Basic income per share	$0.52	$0.66	$0.63	$0.76	$0.69	$2.58	$2.41
Diluted income per share	$0.52	$0.66	$0.63	$0.76	$0.68	$2.55	$2.39
Dividends per share	$0.15	$0.15	$0.15	$0.15	$0.14	$0.60	$0.46
Book value per share (at period end)	$14.00	$13.76	$12.69	$12.19	$11.40	$14.00	$11.40
Shares of common stock outstanding	25,169,709	25,370,417	25,451,125	25,465,236	25,465,236	25,169,709	25,465,236
Weighted average diluted shares	25,560,138	25,702,023	25,729,156	25,719,035	25,720,128	25,688,969	25,788,781
Performance ratios:
Return on average assets	1.54%	2.07%	2.16%	2.52%	2.33%	2.06%	2.51%
Return on average equity	14.97	20.56	20.65	26.94	24.80	20.48	23.55
Dividend payout ratio	29.03	22.75	23.85	19.76	20.52	23.40	19.17
Yield on total loans	5.50	5.11	4.95	5.00	4.93	5.15	5.11
Yield on average earning assets	5.43	4.94	4.65	4.34	4.32	4.86	4.65
Cost of average interest bearing liabilities	2.49	1.51	0.56	0.24	0.24	1.25	0.29
Cost of deposits	2.61	1.48	0.55	0.27	0.27	1.29	0.29
Net interest margin	3.58	3.84	4.26	4.16	4.15	3.95	4.45
Efficiency ratio(1)	40.26	36.37	37.62	31.79	33.71	36.28	35.10
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	(0.01)%	0.00%	0.00%	0.06%	0.01%	0.01%	0.01%
Nonperforming assets to gross loans and OREO	0.80	1.09	1.22	0.63	0.61	0.80	0.61
ALL to nonperforming loans	68.88	53.25	54.79	134.39	143.69	68.88	143.69
ALL to loans held for investment	0.45	0.50	0.60	0.66	0.67	0.45	0.67
Balance sheet and capital ratios:
Gross loans held for investment to deposits	114.94%	116.21%	115.86%	105.72%	110.98%	114.94%	110.98%
Noninterest bearing deposits to deposits	22.95	23.43	25.87	25.84	26.18	22.95	26.18
Common equity to assets	10.28	10.42	10.20	9.88	9.34	10.28	9.34
Leverage ratio	9.66	9.90	10.31	9.46	9.44	9.66	9.44
Common equity tier 1 ratio	16.11	16.18	16.70	17.24	16.76	16.11	16.76
Tier 1 risk-based capital ratio	16.11	16.18	16.70	17.24	16.76	16.11	16.76
Total risk-based capital ratio	16.79	16.94	17.60	18.22	17.77	16.79	17.77
Mortgage and SBA loan data:
Mortgage loans serviced for others	$526,719	$550,587	$589,500	$605,112	$608,208	$526,719	$608,208
Mortgage loan production	88,045	255,662	326,973	162,933	237,195	833,613	1,196,190
Mortgage loan sales	—	—	37,928	56,987	—	94,915	—
SBA loans serviced for others	465,120	489,120	504,894	528,227	542,991	465,120	542,991
SBA loan production	42,419	22,193	21,407	50,689	52,727	136,708	285,834
SBA loan sales	—	8,588	—	22,898	30,169	31,486	124,710

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2022	2022	2022	2022	2021
ASSETS
Cash and due from banks	$150,964	$164,054	$220,027	$418,988	$432,523
Federal funds sold	28,521	15,669	3,069	5,743	8,818
Cash and cash equivalents	179,485	179,723	223,096	424,731	441,341
Equity securities	10,300	10,452	10,778	11,024	11,386
Securities available for sale (at fair value)	19,245	19,978	21,394	23,886	25,733
Loans	3,055,689	2,978,318	2,770,020	2,512,300	2,505,070
Allowance for loan losses	(13,888)	(14,982)	(16,678)	(16,674)	(16,952)
Loans less allowance for loan losses	3,041,801	2,963,336	2,753,342	2,495,626	2,488,118
Loans held for sale	—	—	—	37,928	—
Accrued interest receivable	13,171	11,732	10,990	10,644	11,052
Federal Home Loan Bank stock	17,493	15,619	15,619	15,806	19,701
Premises and equipment, net	14,257	13,664	12,847	12,814	13,068
Operating lease right-of-use asset	8,463	8,835	8,518	8,925	9,338
Foreclosed real estate, net	4,328	4,328	3,562	3,562	3,618
SBA servicing asset, net	7,085	8,324	8,216	10,554	10,234
Mortgage servicing asset, net	3,973	4,975	6,090	6,925	7,747
Bank owned life insurance	69,130	68,697	68,267	67,841	59,437
Other assets	37,826	38,776	25,131	12,051	5,385
Total assets	$3,426,557	$3,348,439	$3,167,850	$3,142,317	$3,106,158

LIABILITIES
Noninterest-bearing deposits	$611,991	$602,246	$620,182	$615,650	$592,444
Interest-bearing deposits	2,054,847	1,968,607	1,776,826	1,766,491	1,670,576
Total deposits	2,666,838	2,570,853	2,397,008	2,382,141	2,263,020
Federal Home Loan Bank advances	375,000	375,000	375,000	380,000	500,000
Other borrowings	392	396	399	405	459
Operating lease liability	8,885	9,303	9,031	9,445	9,861
Accrued interest payable	2,739	1,489	703	207	204
Other liabilities	20,291	42,369	62,640	59,709	42,391
Total liabilities	$3,074,145	$2,999,410	$2,844,781	$2,831,907	$2,815,935

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	252	254	255	255	255
Additional paid-in capital	45,298	48,914	49,831	51,753	51,559
Retained earnings	288,823	279,475	266,426	254,165	238,577
Accumulated other comprehensive income (loss)	18,039	20,386	6,557	4,237	(168)
Total shareholders' equity	352,412	349,029	323,069	310,410	290,223
Total liabilities and shareholders' equity	$3,426,557	$3,348,439	$3,167,850	$3,142,317	$3,106,158

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2022	2022	2022	2022	2021	2022	2021
Interest and dividend income:
Loans, including Fees	$41,783	$37,263	$32,310	$31,459	$30,496	$142,815	$107,851
Other investment income	2,116	1,011	711	492	360	4,330	885
Federal funds sold	46	23	4	2	1	75	5
Total interest income	43,945	38,297	33,025	31,953	30,857	147,220	108,741

Interest expense:
Deposits	13,071	6,964	2,384	1,139	1,069	23,558	3,948
FHLB advances and other borrowings	1,924	1,545	421	161	167	4,051	624
Total interest expense	14,995	8,509	2,805	1,300	1,236	27,609	4,572

Net interest income	28,950	29,788	30,220	30,653	29,621	119,611	104,169

Provision for loan losses	(1,168)	(1,703)	—	104	546	(2,767)	6,929

Net interest income after provision for loan losses	30,118	31,491	30,220	30,549	29,075	122,378	97,240

Noninterest income:
Service charges on deposit accounts	483	509	518	481	466	1,991	1,696
Other service charges, commissions and fees	1,243	2,676	3,647	2,159	3,015	9,725	14,437
Gain on sale of residential mortgage loans	—	—	806	1,211	—	2,017	—
Mortgage servicing income, net	(299)	(358)	(5)	101	95	(561)	(564)
Gain on sale of SBA loans	—	500	—	1,568	2,895	2,068	10,952
SBA servicing income, net	(72)	1,330	(1,077)	1,644	634	1,825	5,884
Other income	439	444	764	492	386	2,139	1,398
Total noninterest income	1,794	5,101	4,653	7,656	7,491	19,204	33,803

Noninterest expense:
Salaries and employee benefits	7,721	7,756	7,929	7,096	7,819	30,502	30,112
Occupancy	1,263	1,167	1,200	1,227	1,206	4,857	5,028
Data Processing	287	270	261	277	252	1,095	1,100
Advertising	172	158	126	150	148	606	541
Other expenses	2,936	3,337	3,603	3,429	3,087	13,305	11,643
Total noninterest expense	12,379	12,688	13,119	12,179	12,512	50,365	48,424

Income before provision for income taxes	19,533	23,904	21,754	26,026	24,054	91,217	82,619
Provision for income taxes	6,362	7,011	5,654	6,597	6,609	25,624	20,918
Net income available to common shareholders	$13,171	$16,893	$16,100	$19,429	$17,445	$65,593	$61,701

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$159,297	$1,777	4.43%	$151,177	$864	2.27%	$345,311	$221	0.25%
Investment securities	33,405	385	4.57	34,792	170	1.94	33,682	140	1.65
Total investments	192,702	2,162	4.45	185,969	1,034	2.21	378,993	361	0.38
Construction and development	40,244	575	5.67	38,636	530	5.44	50,142	639	5.06
Commercial real estate	628,641	12,387	7.82	601,370	9,905	6.53	524,770	7,680	5.81
Commercial and industrial	51,788	1,021	7.82	50,605	909	7.13	77,911	1,353	6.89
Residential real estate	2,295,309	27,773	4.80	2,201,186	25,885	4.67	1,800,390	20,804	4.58
Consumer and other	162	27	66.12	137	34	98.46	189	20	41.98
Gross loans(2)	3,016,144	41,783	5.50	2,891,934	37,263	5.11	2,453,402	30,496	4.93
Total earning assets	3,208,846	43,945	5.43	3,077,903	38,297	4.94	2,832,395	30,857	4.32
Noninterest-earning assets	177,040			158,579			140,594
Total assets	3,385,886			3,236,482			2,972,989
Interest-bearing liabilities:
NOW and savings deposits	173,214	531	1.22	186,459	338	0.72	136,102	64	0.19
Money market deposits	1,089,198	8,361	3.05	1,179,954	5,189	1.74	949,148	550	0.23
Time deposits	722,285	4,179	2.30	499,577	1,437	1.14	480,303	455	0.38
Total interest-bearing deposits	1,984,697	13,071	2.61	1,865,990	6,964	1.48	1,565,553	1,069	0.27
Borrowings	403,113	1,924	1.89	375,405	1,545	1.63	465,141	167	0.14
Total interest-bearing liabilities	2,387,810	14,995	2.49	2,241,395	8,509	1.51	2,030,694	1,236	0.24
Noninterest-bearing liabilities:
Noninterest-bearing deposits	597,250			599,902			592,300
Other noninterest-bearing liabilities	51,692			69,131			70,915
Total noninterest-bearing liabilities	648,942			669,033			663,215
Shareholders' equity	349,134			326,054			279,080
Total liabilities and shareholders' equity	$3,385,886			$3,236,482			$2,972,989
Net interest income		$28,950			$29,788			$29,621
Net interest spread			2.94			3.43			4.08
Net interest margin			3.58			3.84			4.15

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Year Ended
	December 31, 2022			December 31, 2021
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$225,154	$3,524	1.57%	$207,771	$480	0.23%
Investment securities	35,188	881	2.50	21,573	410	1.90
Total investments	260,342	4,405	1.69	229,344	890	0.39
Construction and development	35,562	1,898	5.34	48,076	2,513	5.23
Commercial real estate	589,017	38,582	6.55	503,968	29,750	5.90
Commercial and industrial	55,516	3,920	7.06	119,640	8,407	7.03
Residential real estate	2,090,389	98,277	4.70	1,437,377	67,058	4.67
Consumer and other	193	138	71.50	188	123	65.43
Gross loans(2)	2,770,677	142,815	5.15	2,109,249	107,851	5.11
Total earning assets	3,031,019	147,220	4.86	2,338,593	108,741	4.65
Noninterest-earning assets	156,185			122,038
Total assets	3,187,204			2,460,631
Interest-bearing liabilities:
NOW and savings deposits	186,061	1,046	0.56	112,943	222	0.20
Money market deposits	1,130,439	16,067	1.42	726,268	1,693	0.23
Time deposits	513,867	6,445	1.25	499,856	2,033	0.41
Total interest-bearing deposits	1,830,367	23,558	1.29	1,339,067	3,948	0.29
Borrowings	373,238	4,051	1.09	223,027	624	0.28
Total interest-bearing liabilities	2,203,605	27,609	1.25	1,562,094	4,572	0.29
Noninterest-bearing liabilities:
Noninterest-bearing deposits	599,340			559,797
Other noninterest-bearing liabilities	63,997			76,727
Total noninterest-bearing liabilities	663,337			636,524
Shareholders' equity	320,262			262,013
Total liabilities and shareholders' equity	$3,187,204			$2,460,631
Net interest income		$119,611			$104,169
Net interest spread			3.61			4.36
Net interest margin			3.95			4.45

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022		December 31, 2021
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and Development	$47,779	1.6%	$51,300	1.7%	$45,042	1.6%	$38,683	1.6%	$38,857	1.6%
Commercial Real Estate	657,246	21.4	608,700	20.4	581,234	20.9	567,031	22.5	520,488	20.7
Commercial and Industrial	53,173	1.7	52,693	1.8	57,843	2.1	66,073	2.6	73,072	2.9
Residential Real Estate	2,306,915	75.3	2,274,679	76.1	2,092,952	75.4	1,846,434	73.3	1,879,012	74.8
Consumer and other	216	—	198	—	165	—	130	—	79	—
Gross loans	$3,065,329	100.0%	$2,987,570	100.0%	$2,777,236	100.0%	$2,518,351	100.0%	$2,511,508	100.0%
Unearned income	(9,640)		(9,252)		(7,216)		(6,051)		(6,438)
Allowance for loan losses	(13,888)		(14,982)		(16,678)		(16,674)		(16,952)
Net loans	$3,041,801		$2,963,336		$2,753,342		$2,495,626		$2,488,118

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2022	2022	2022	2022	2021
Nonaccrual loans	$10,065	$17,700	$19,966	$9,506	$8,759
Past due loans 90 days or more and still accruing	180	—	—	—	342
Accruing troubled debt restructured loans	9,919	10,437	10,474	2,901	2,697
Total non-performing loans	20,164	28,137	30,440	12,407	11,798
Other real estate owned	4,328	4,328	3,562	3,562	3,618
Total non-performing assets	$24,492	$32,465	$34,002	$15,969	$15,416

Nonperforming loans to gross loans	0.66%	0.94%	1.10%	0.49%	0.47%
Nonperforming assets to total assets	0.71	0.97	1.07	0.51	0.50
Allowance for loan losses to non-performing loans	68.88	53.25	54.79	134.39	143.69

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2022	2022	2022	2022	2021	2022	2021
Balance, beginning of period	$14,982	$16,678	$16,674	$16,952	$16,445	$16,952	$10,135
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	(2)	(1)	(2)	(2)	39	(7)	55
Commercial and industrial	(72)	(6)	(2)	389	—	309	64
Residential real estate	—	—	—	—	—	—	—
Consumer and other	—	—	—	(5)	—	(5)	(7)
Total net charge-offs/(recoveries)	(74)	(7)	(4)	382	39	297	112
Provision for loan losses	(1,168)	(1,703)	—	104	546	(2,767)	6,929
Balance, end of period	$13,888	$14,982	$16,678	$16,674	$16,952	$13,888	$16,952
Total loans at end of period	$3,065,329	$2,987,570	$2,777,236	$2,518,351	$2,511,508	$3,065,329	$2,511,508
Average loans(1)	$3,016,144	$2,891,934	$2,597,019	$2,533,254	$2,453,402	$2,761,195	$2,109,249
Net charge-offs/(recoveries) to average loans	(0.01)%	0.00%	0.00%	0.06%	0.01%	0.01%	0.01%
Allowance for loan losses to total loans	0.45	0.50	0.60	0.66	0.67	0.45	0.67

(1)	Excludes loans held for sale